UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 24, 2009

EMERALD DAIRY INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52174	80-0137632
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

11990 Market Street, Suite 205 Reston, Virginia 20190
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:          (703) 867-9247

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 24, 2009 (the “Closing Date”), Emerald Dairy Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with three “accredited” investors (the “Investors”), pursuant to which the Company sold to the Investors (i) promissory notes in the aggregate principal amount of $1,750,000, with an interest rate of 10% per annum (the “Notes”) and (ii) three-year warrants to purchase an aggregate of 536,809 shares of the Company’s common stock, at an exercise price of $1.63 per share (the “Warrants”) (the “Offering”).

The Notes have such characteristics as are further described in Item 2.03 below, which disclosure is incorporated herein by reference. The Warrants have such characteristics as are further described in Item 3.02 below, which disclosure is incorporated herein by reference.

At the closing of the Offering (the “Closing”), the Company paid the Investors a closing fee in the aggregate amount of $35,000, and prepaid interest on the Notes in the aggregate amount of $175,000. As a result, the Company received net proceeds of $1,540,000. The Company intends to apply the net proceeds primarily toward (i) the cost of equipping the first production line of its newly-constructed milk powder processing facility located in Hailun City, Heilongjiang Province, China, (ii) the payment of expenses incurred in connection with the Offering, and (iii) general working capital purposes.

The Company’s repayment of amounts due under the Notes is secured by a pledge of 5,883,329 shares of common stock of the Company beneficially owned by Yang Yong Shan, the Company’s Chairman, Chief Executive Officer and President.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure set forth under Item 1.01 above, which disclosure is incorporated herein by reference.  On the Closing Date, the Company issued the Notes to the Investors. The Notes bear interest at a rate of 10% until due and payable on December 24, 2010. Any amount of principal or interest which is not paid when due will bear interest at a rate of 15%. The Company may prepay the entire amount due under the Notes at any time without penalty, upon 15 days prior written notice; provided, however, in such event the Investors will be entitled to retain an amount of prepaid interest equal to the greater of (i) the amount accrued as of the prepayment date, and (ii) an aggregate of $105,000. The Investors have the right to be prepaid any amounts due under the Notes should the Company consummate certain additional offerings of equity or debt securities. So long as the Company has any obligation under the Notes, there are limitations on its ability to: (a) pay dividends or make other distributions on its capital stock; (b) redeem, repurchase or otherwise acquire any of its securities; (c) create, incur or assume any liability for borrowed money; (d) sell, lease or otherwise dispose of any significant portion of its assets; (e) lend money, give credit or make advances; or (f) assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any other person or entity. The entire unpaid principal balance, together with accrued interest, shall become due and payable, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind upon the occurrence of an “Event of Default,” as defined in the Notes.

The foregoing description of the Notes does not purport to be complete and is qualified in its entirety by reference to the complete text of the Notes, a form of which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item. 3.02.	Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 1.01 above, which disclosure is incorporated herein by reference. On the Closing Date, the Company issued the Warrants to the Investors. The Warrants entitle the Investors to purchase an aggregate of 536,809 shares of the Company’s common stock, at an exercise price of $1.63 per share. The Warrants will expire three years after the date of issuance. The Warrants may be exercised for cash only. The number of shares of the Company’s common stock deliverable upon exercise of the Warrants will be subject to adjustment for, among other things, subdivision or consolidation of shares, and certain other standard dilutive events. An Investor may not exercise a number of Warrants in excess of the number of Warrants upon exercise of which would result in beneficial ownership by such Investor and his, her or its affiliates of more than 9.9% of the outstanding shares of the Company's common stock, unless this provision is waived by written agreement by the Company and the Investor not less than sixty-one (61) days prior to the date of such waiver. The Company has granted the Investors “piggyback” registration rights with respect to the shares underlying the Warrants.

The Company believes that the issuance of the Warrants in this transaction is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2), and/or Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering.

Item 9.01.	FinancialStatements and Exhibits

(d)  Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Form 8-K.

Exhibit No.	Description
4.1	Form of Promissory Note
4.2	Form of Warrant
10.1	Securities Purchase Agreement, dated December 24, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERALD DAIRY INC.
(Registrant)

Date: December 31, 2009	By:	/s/ Yang Yong Shan
Yang Yong Shan
Chairman, Chief Executive Officer and President